Exhibit 99.1

For Immediate Release

SINOFRESH HEALTHCARE, INC. ANNOUNCES YEAR-END RESULTS

ENGLEWOOD, FL, April 15, 2004 – SinoFresh HealthCare, Inc. (OTC BB: SFSH), producer of the first over-the-counter nasal product proven to kill germs and molds that have been associated with chronic sinus and nasal conditions, announced its financial results for the year ended December 31, 2003.

Revenue for 2003 was $1.8 million, up from $27,000 for the period from inception on October 15, 2002 to December 31, 2002. The increase in revenue reflects the emergence from the beta test phase in the Company’s flagship product, SinoFresh™ Nasal & Sinus Care, to the inauguration of shipments to national accounts beginning in October 2003. At year-end, the Company estimates that its product was on shelf in approximately 15,000 Walgreens, Eckerd, CVS, Rite Aid, and Publix Super Markets, and more than 350 independent food and drug stores, across the United States.

Gross profit for 2003 was $1.2 million, or approximately 68% of revenues, compared to $23,000 for the period ended December 31, 2002. Management believes that these margins are the result of favorable raw material costs and efficient manufacturing methods.

Total operating costs for 2003 was $4.9 million, reflecting to the great extent the Company’s transition from the research and development phase in its product cycle to normal operations. This level of spending also reflects expenditures associated with building its corporate management team, marketing, and infrastructure; professional fees and costs associated with legal, accounting, and regulatory compliance in the pharmaceutical industry; and research and development costs for product line extensions and new product development. Significant among these costs were: $852,000 for salaries and benefits (up from $72,000 in 2002), $1.9 million in professional fees and costs (up from $220,000 in 2002), $1.2 million for marketing and advertising (up from $119,000 in 2002), $251,000 for depreciation and patent amortization (up from $16,000 in 2002), $185,000 in R&D (compared to $39,000 in 2002), and $561,000 for other general and administrative costs (compared to $62,000 in 2002). Management believes that 2003 spending will benefit future periods, accelerate the development of brand equity, and advance the achievement of NDA status for its flagship nasal spray and other select products.

The net loss for 2003 was $3.8 million, or 33 cents a share, compared to a net loss of $512,000 or 10 cents a share in 2002. Current assets improved from $369,000 in 2002 to $1.4 million at the end of 2003; total assets increased from $5.7 million to $6.7 million, and current liabilities rose from $944,000 to $1.96 million. At year end 2003, long term obligations were $84,000, up from $79,000 at the end of 2002.

Charles A. Fust, Chief Executive Officer said: “We are pleased with the revenue growth over the past several months.

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With our achievements in R&D, market penetration and branding, we expect this trend to continue. Already revenues for the first quarter of 2004 (unaudited) have equaled revenues for 2003.”

“In 2004, R&D spending will increase significantly as will spending for marketing, advertising and branding. We are pursuing the approval of a New Drug Application with the Food and Drug Administration for our SinoFresh nasal spray that would allow us to expand our on-label claims as a treatment for sinusitis. With this designation we expect to be able to expand our market many times over and provide an over-the-counter alternative to more expensive prescription treatments for sinusitis, including topical nasal steroids, for this malady that affects 37 million Americans. We believe 2004 promises to be a great year for SinoFresh and its shareholders with increasing sales, more retail partners, and a growing number of important strategic relationships.”

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is the developer of the first over-the-counter antiseptic nasal spray proven to kill germs and reduce molds responsible for chronic sinus distress. This condition affects more than 37 million Americans every day. The company holds several patents on its innovative pharmaceutical technology, and is involved in research and development regarding many forms of chronic respiratory disorders. SinoFresh relies upon a distinguished panel of medical experts and a management team experienced in the bio-pharmaceutical arena. More information is available at www.sinofresh.com.

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (file No. 0-49764). The Company’s actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

— TABLES TO FOLLOW —

SINOFRESH HEALTHCARE, INC.
CONSOLIDATED CONDENSED BALANCE SHEET
ASSETS

	December 31,	December 31,
	2003	2002
CURRENT ASSETS:
Cash and cash equivalents	$368,394	$245,685
Accounts receivable, net	645,969	18,144
Inventory and other current assets	346,290	105,580

TOTAL CURRENT ASSETS	1,360,653	369,409
PATENTS, NET	2,750,010	2,985,300
GOODWILL	2,409,401	2,336,796
OTHER ASSETS	145,409	46,550

TOTAL ASSETS	$6,665,473	$5,738,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable and capital leases	$584,826	$443,367
Accounts payable and other liabilities	693,258	250,798
Accrued expenses	679,124	249,570

TOTAL CURRENT LIABILITIES	1,957,208	943,735
NOTES PAYABLE AND CAPITAL LEASES	83,851	78,977

TOTAL LIABILITIES	2,041,059	1,022,712
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par value	2,251,991	2,154
Series A convertible preferred stock	1,716,339	1,616,339
Series B convertible preferred stock	3,000,000	3,000,000
Series C convertible preferred stock	2,189,261	608,712
Accumulated deficit	(4,281,177)	(511,862)
Warrant subscriptions receivable	(252,000)	—

TOTAL STOCKHOLDERS’ EQUITY	4,624,414	4,715,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,665,473	$5,738,055

SINOFRESH HEALTHCARE, INC.

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

		October 15, 2002 (Date
	Year Ended	of inception) to
	December 31, 2003	December 31, 2002
Revenue, net	$1,830,195	$27,001
Cost of revenue	607,766	3,671

GROSS PROFIT	1,222,429	23,330
OPERATING EXPENSES
Salaries and other compensation expenses	852,312	72,102
Professional fees	1,869,103	220,183
Other general and administrative expenses	560,657	62,038
Marketing and advertising expenses	1,196,939	119,000
Research and development expenses	184,772	38,961
Depreciation and amortization	250,834	15,825

TOTAL OPERATING EXPENSES	4,914,617	528,109

LOSS FROM OPERATIONS	(3,692,188)	(504,779)

OTHER EXPENSE	(77,127)	(7,083)

NET LOSS	$(3,769,315)	$(511,862)

NET LOSS PER COMMON SHARE
-Basic and diluted	$(0.33)	$(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
-Basic and diluted	11,547,120	5,318,537

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*	SinoFresh™ is a registered trademark of SinoFresh HealthCare, Inc.